EXHIBIT 10(q)

     Employment and Non-Competition Agreement between CRIIMI MAE Management,
                             Inc. and H. William Willoughby






                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is entered into as of the 20th day of April, 1995, between CRIIMI MAE Management, Inc., a Maryland corporation (the "Company"), and H. William Willoughby (the "Executive").


                                 R E C I T A L S

     A. The Executive is employed by an affiliate of C.R.I., Inc. (the "C.R.I. Affiliate").

     B. A proposal (the "Merger Proposal") to merge pursuant to an Agreement and Plan of Merger (the "Merger Agreement") certain C.R.I. Affiliates with the Company, a wholly-owned subsidiary of CRIIMI MAE Inc. (the "Parent"), and certain related transactions, will be submitted to the Parent's stockholders for approval.

     C. If the Merger Proposal is consummated, at the closing of the merger (the "Effective Time"), the Executive shall be employed by the Company, on the terms and subject to the conditions set forth herein.

     D. Options ("Options") to purchase Common Shares ("Option Shares") of the Parent, pursuant to the Merger Proposal, shall be granted to the Executive pursuant to a Stock Option Plan (the "Plan") and a separate option agreement (the "Option Agreement") effective as of the Effective Time between the Parent and the Executive.

     For good and valuable consideration, the Company and the Executive agree as follows:

     1    EMPLOYMENT.

          1.1 Position. At the Effective Time, the Company shall employ the Executive as President of the Company, and the Executive hereby accepts such employment for the term of this Agreement (the "Term").

          1.2 Duties. The Executive shall, under the direction of the Company's Board of Directors (the "Board"), perform such duties consistent with the Company's bylaws and his position as President as may be reasonably requested of him by the Board.

          1.3 Attention and Effort. The Executive will devote the substantial portion of his time to the affairs of the Company, the Parent, and the entity affiliates of the Parent, except that he may devote time to satisfy his other existing business activities; provided that the time devoted to such other existing business activities does not interfere with the performance of his duties to the Parent and its entity affiliates and hereunder. The phrase "substantial portion" means all of his time required to perform the duties necessary and appropriate for the conduct of the business of the Company, the Parent and its entity affiliates.

          1.4 Support Services. The Executive shall be entitled to all of the administrative, operational and facility support customary for a President having the responsibilities of the Executive. This support shall include, without limitation, a suitably appointed private office, a secretary or administrative assistant, and payment of, or reimbursement for, reasonable cellular telephone expenses, reasonable business entertainment expenses, and any and all other business expenses reasonably incurred on behalf of, or in the course of performing, duties for the Company. The Executive agrees to provide such documentation of these expenses as reasonably may be required.

     2    TERM.  Subject to the provisions for the termination of the
Executive's employment and of the Term in Section 5, the Term shall begin on the Effective Time and shall continue through the fifth anniversary of the Effective Time.

     3    COMPENSATION.  Throughout the Term, the Company shall pay or provide, as the case may be, to the Executive, the compensation and other benefits and rights set forth in this Section 3.

          3.1 Base Salary. For the first twelve months of the Term, the Company shall pay to the Executive a "Base Salary," payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly), at the rate of $125,000 per annum. Thereafter, the Executive's Base Salary shall be adjusted not less frequently than once every twelve months by the Board, in its discretion (the Executive and William B. Dockser abstaining), provided that the Executive's Base Salary shall not be reduced below the rate of $125,000 per annum.

          3.2 Discretionary Bonus. The payment of bonuses, if any, to the Executive shall be determined from time to time by the Board in its sole discretion, the Executive and William B. Dockser abstaining.

          3.3  Insurance.

               3.3.1 The Company shall adopt the C.R.I. Affiliates' policies regarding disability and group term life insurance for the Executive, and for medical, hospitalization and dental insurance for the Executive, his spouse and eligible family members in effect immediately prior to the Effective Time (collectively, "Insurance Benefits"). The Company shall provide the Insurance Benefits to the Executive at no cost to the Executive.

               3.3.2 In addition, the Company shall provide, at the Company's cost, five (5) year renewable term life insurance on the Executive's life, with a death benefit of at least Five Hundred Thousand Dollars ($500,000). Ownership of such policy, and the beneficiaries thereof, shall be subject to the determination and control of the Executive.

          3.4 Automobile. The Executive will continue to use the Range Rover automobile presently used by the Executive, which is owned by C.R.I., Inc. At any time after the Effective Time, upon receipt by the Company of a request from the Executive, the Company shall provide the Executive with a new automobile, which shall be equivalent to a Range Rover and chosen by the Executive. Thereafter, the Company shall continue to provide such automobile to the Executive for his use until such time as such automobile is three (3) model years old, whereupon, and each three (3) model years thereafter, the Company shall provide as a replacement an equivalent new automobile, chosen by the Executive. With respect to each such automobile, including specifically, but without limitation, the Range Rover owned by C.R.I., Inc., the Company shall provide at its cost comprehensive automobile theft, casualty and liability insurance in coverage amounts reasonably satisfactory to the Executive and shall pay for all reasonable costs of operation, maintenance and repair of such automobile.

               3.4.1 In the event that the Executive's employment under this Agreement terminates for any reason (including voluntary or involuntary resignation) the Executive shall have the right to purchase the automobile then being provided for him pursuant to Section 3.4, for a purchase price which is the lesser of the low retail price for the automobile established by the National Association of Automobile Dealers Guide for Used Car Prices (Blue Book) or the "fair market value" of the automobile. For purposes of this Agreement, "fair market value" shall mean the average of two written offers from dealers in the Washington metropolitan area which are lower than the Blue Book price.

          3.5 Parking Space. The Company shall provide, at no cost to the Executive, a parking space in the garage of the building where its headquarters is located, or nearby if no such garage exists in the headquarters building.

          3.6 Pension, Profit Sharing, Retirement and Other Benefit Plans. The Executive shall participate in all pension, profit sharing, retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof, and nothing in this Agreement shall, or shall be deemed to, in any way affect the Executive's right and benefits thereunder except as expressly provided herein.

          3.7 Vacation and Sick Leave. The Executive shall be entitled to up to forty-five (45) business days of vacation each year and reasonable sick leave.

          3.8 Membership Fees. The Company shall, on the Executive's behalf, bear the cost of all dues and fees necessary for the Executive to obtain or maintain his professional licenses and to obtain or maintain membership in appropriate professional associations and organizations, and the Company shall reimburse the Executive for all costs and expenses actually and reasonably incurred to attend meetings of all such associations and organizations. The Company shall reimburse C.R.I., Inc., for two-thirds of the cost of C.R.I., Inc.'s corporate membership in Avenel Country Club. The Executive agrees to provide such documentation of all of the foregoing dues, fees, costs and expenses as reasonably may be required.

          3.9 Expense Allowance. The Company shall reimburse the Executive or provide him with an expense allowance of up to Ten Thousand Dollars ($10,000) for each twelve (12) months of the Term for financial planning, tax return and financial statement preparation services.

     4    PERMANENT DISABILITY.

          4.1 Determination. The Executive's "Permanent Disability" shall be deemed to have occurred one (1) day after (i) one hundred fifty (150) business days in the aggregate during any consecutive twelve (12) month period, or
(ii) one hundred eighty (180) consecutive days that the Executive, by reason of physical or mental disability or illness, shall have been unable to discharge his principal duties under this Agreement.

          4.2 Resolution of Disagreement. If either the Company or the Executive, after receipt of notice of the Executive's Permanent Disability from the other, disagrees that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by, or under the direction of, the chief of medicine of any major accredited hospital in the Washington, D.C., metropolitan area and, unless such physician (or his designee physician) shall issue a written statement to the effect that, in such physician's opinion, based on such physician's diagnosis, the Executive is capable of resuming his employment and devoting such time and energy as may be reasonably required to the performance of his principal duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on a date determined in accordance with
Section 4.1.

     5    TERMINATION OF EMPLOYMENT.  The Executive's employment under this
Agreement and the Term shall be terminated immediately upon the occurrence of any event set forth in Sections 5.1 through 5.4.

          5.1  Immediately upon the death of the Executive.

          5.2 By the Company (pursuant to action of the Board, with no vote by the Executive) at any time after the Permanent Disability of the Executive, subject to compliance by the Company with the Americans With Disabilities Act, or by the Executive at any time after his Permanent Disability.

          5.3 By the Company (pursuant to action of the Board, with no vote by the Executive) at any time for "Cause" (as defined in Section 5.6).

          5.4  By the Executive's resignation.

          5.5  For purposes hereof, Cause shall mean:

               (i) Active participation by the Executive in fraudulent conduct;

              (ii)   conviction of, or a guilty plea to, a felony;

             (iii) a deliberate act or series of deliberate acts which, in the reasonable judgment of the Company, results in material injury to the business, operations or business reputation of the Company;

              (iv)   gross negligence;

               (v) the Executive's willful failure to perform any of his material duties under this Agreement; or

              (vi) the Executive's material breach of any provision of this Agreement, which material breach has not been cured to the Company's reasonable satisfaction within ten (10) days after the Company gives written notice thereof to the Executive or within such longer period of time, up to sixty (60) days after such notice, which is reasonably required to cure the default if the Executive is acting diligently to cure the default.

          5.6  However, there shall not be Cause in the case of clause (iii) of
Section 5.5, if the Executive promptly and diligently, after receipt of written notice from the Company, takes such action which causes the Company, in its reasonable judgment, to believe that any such material injury has been rectified; and there shall not be Cause in the case of clause (v) of Section 5.5, if the Executive promptly and diligently, after receipt of written notice from the Company, discontinues his failure to perform and rectifies any injury which resulted from his failure to perform. Any repetition of any such deliberate act or any further willful failure to perform, shall be Cause without any further opportunity to cure.

          5.7 Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company, the Parent, and all entity affiliates of the Parent, and the Executive shall sign and deliver to the Company, the Parent, and all entity affiliates of the Parent, as the case may be, written resignations from all such offices and directorships. Executive shall thereafter have no further obligations under this Agreement or to the Company, the Parent or any entity affiliate of the Parent, except as set forth in Section 7.

          5.8 Beginning on the day after the cessation for any reason (including voluntary or involuntary resignation) of the Executive's employment with the Company, except in the case of termination of the Executive's employment for Cause or death, and continuing until the earlier of (i) one year after such cessation or (ii) the date, if ever, on which the Executive begins full time employment with another employer, the Company shall provide to the Executive, at no cost to the Executive, for his personal use, office space at a location in the Company's headquarters (other than in an executive suite of the Company's offices) and reasonable secretarial assistance and office support.

     6    SEVERANCE COMPENSATION.

          6.1 Termination by Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive the following:

              (i) within ninety (90) days after the date of death, severance compensation in a lump sum payment equal to the aggregate amount of his Base Salary then in effect for eighteen (18) months;

             (ii) within ninety (90) days after the date of his death, all rights and benefits accrued or earned by the Executive as of the date of his death under Sections 3.6 and 3.7 and, for the year in which death occurs, the expense allowance provided for in Section 3.9; and

            (iii) all benefits, if any, provided by any insurance policies in accordance with their terms.

               6.1.1 Upon the Executive's death, any unvested rights to exercise Options to purchase Option Shares shall immediately vest.

          6.2 Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall have no further obligations to the Executive under this Agreement except for the following:

              (i) the Executive's right to that portion of any unpaid Base Salary and other compensation or benefits accrued or earned under Sections 3.6,
3.7 and 3.9 of this Agreement through the date of such termination;

             (ii) the Executive's rights and benefits under the Company's pension, profit sharing, retirement and other benefit plans; and

            (iii) the Executive's rights and benefits, if any, provided by any insurance policies in accordance with their terms, including the right, if he has not already done so, to acquire or designate ownership and control of such policies.

               6.2.1 Any unvested rights to exercise Options to purchase Option Shares (except for rights which would have vested within thirty (30) days of such termination for Cause) shall terminate immediately, and all rights to exercise Options to purchase Option Shares that are vested or which will vest within thirty (30) days of such termination for Cause must be exercised within one hundred eighty (180) days following such termination of employment or all such rights shall terminate.

          6.3 Termination without Cause or for Permanent Disability. If the Executive's employment is terminated by the Company without Cause or for Permanent Disability, the Executive shall be entitled to the following:

              (i) severance compensation equal to his Base Salary then in effect for eighteen (18) months from the date of such termination, payable at such times as his Base Salary would have been paid if his employment had not been terminated;

             (ii) within ninety (90) days after the date of such termination, all rights and benefits accrued or earned by the Executive under Sections 3.6 and 3.7 as of the date of such termination, and, for the year in which such termination occurs, the expense allowance provided for in Section 3.9; and

            (iii) the Executive's rights and benefits, if any, provided by any insurance policies in accordance with their terms, including the right, if he has not already done so, to acquire or designate ownership and control of such policies.

               6.3.1 If the Executive's employment is terminated without cause or by reason of his Permanent Disability, the Executive's rights to exercise Options to purchase Option Shares in accordance with the vesting schedule set forth in the Option Agreement shall not be affected by such termination.

          6.4 Involuntary Resignation. If the Executive resigns from all offices and directorships of the Company, the Parent, and all entity affiliates of the Parent for any of the reasons set forth in Sections 6.4.1 through 6.4.6, such resignation shall be deemed an "Involuntary Resignation," and the Executive shall be entitled to receive the same severance compensation as is, and all other rights and benefits, provided for in Sections 5.8 and 6.3. The Executive's rights to exercise Options to purchase Option Shares in accordance with the vesting schedule set forth in the Option Agreement shall not be affected by an Involuntary Resignation.

               6.4.1 The Company materially changes the Executive's duties as set forth in Section 1.2 without his consent. The Executive shall be deemed to have consented to any written proposal calling for a material change in his duties as set forth in Section 1.2, unless he shall give written notice of his objection thereto to the Company within thirty (30) days after receipt of such written proposal.

               6.4.2 The Executive's place of employment or the principal executive offices of the Company are located more than fifteen (15) road miles from 11200 Rockville Pike, Rockville, Montgomery County, Maryland.

               6.4.3 There occurs a material breach by the Company of any of its obligations under this Agreement, which breach has not been cured in all material respects within thirty (30) days after the Executive gives written notice thereof to the Company, which notice sets forth in reasonable detail the nature and circumstances of such breach.

               6.4.4 The Company, the Parent, or an entity affiliate of the Parent violates a federal or state criminal law involving moral turpitude, and the Executive was unaware of such unlawful activity at the time of its occurrence.

               6.4.5 There occurs a "change in control." The term "change in control" shall mean the first to occur of the following events:

                    A. Any person or group of commonly controlled persons (excluding the Executive and William B. Dockser) obtains ownership or control, directly or indirectly, of thirty-five percent (35%) or more of the voting control of, or beneficial rights to, the voting capital stock of the Parent.

                    B. The Parent's stockholders approve (i) an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of related transactions) in a change in ownership of twenty percent (20%) or more of the voting control of, or beneficial rights to, the voting capital stock of the Parent, or (ii) an agreement to sell or otherwise dispose of all or substantially all of the Parent's assets (including, without limitation, a plan of liquidation or dissolution), or (iii) otherwise approve of a fundamental alteration in the nature of the Parent's business.

                    C. The Parent no longer owns a majority of the voting stock of the Company.

               6.4.6 William B. Dockser's employment by the Company is terminated (i) for Cause, and the Executive advises the Company's Board of Directors in writing that he disagrees that there was Cause or (ii) by reason of the Involuntary Resignation of William B. Dockser.

          6.5 Voluntary Resignation or Failure to Extend the Term. If the Executive voluntarily resigns his employment, or is an employee of the Company at the fifth anniversary of the commencement of the Term and the Executive and the Company have not reached mutual agreement with respect to the Executive's continued employment by the Company, the Executive's employment shall be terminated and the Executive shall be entitled to receive the following:

               (i) within ninety (90) days after the date of such termination, all rights and benefits accrued or earned by the Executive under Sections 3.6 and 3.7 as of the date of such termination, and, for the year in which such termination occurs, the expense allowance provided for in Section 3.9; and

               (ii) the Executive's rights and benefits, if any, provided by any insurance policies in accordance with their terms, including the right, if he has not already done so, to acquire or designate ownership and control of such policies. In the case of failure to extend the term only, the Executive also shall receive severance compensation equal to his Base Salary then in effect for eighteen (18) months after such date, payable at such times as his Base Salary would have been paid if the Term had not expired.

               6.5.1 Any unvested rights to exercise Options to purchase Option Shares shall terminate and all rights to exercise Options to purchase Option Shares that are vested must be exercised one hundred eighty (180) days after such voluntary resignation or such rights shall terminate.

               6.5.2 The rights to exercise Options to purchase Option Shares in accordance with the vesting schedule set forth in the Option Agreement shall not be affected by termination of employment for failure to extend the Term of the Executive's employment.

     7    COVENANT NOT TO COMPETE.

          7.1 Covenant. The Executive acknowledges the Company's reliance on, and expectation of, the Executive's continued commitment to the performance of his duties during the Term. In light of such reliance and expectation on the part of the Company, during the applicable period hereafter specified in
Section 7.3, the Executive covenants that he shall not, directly or indirectly own, manage, control or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated as, a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity directly or indirectly engaged in the business of, or otherwise directly or indirectly engaged in any activities that:

              (i) compete with the Company, the Parent, or any entity affiliate of the Parent; or

             (ii) are of a type which are the same or similar to the business activities in which during the Term the Company, the Parent, or entity affiliates of the Parent engaged;

          7.2 None of the following shall be deemed a violation of the covenant set forth in 7.1 above:

               (i) the beneficial and/or record ownership of not more than two and one-half percent (2.5%) of any class of publicly traded securities of any such entity;

               (ii) engaging in business activities which are a part of or are reasonably related to the Executive's other existing business activities; or


               (iii) having a substantial economic interest in, and control over, C.R.I., Inc. and its affiliates, which will continue to (1) be a general partner in, and have minority economic interests in, certain existing partnerships which, directly or indirectly, own equity or debt investments in multifamily and commercial properties, (2) engage in and manage trading operations in multifamily and related mortgages, and (3) through an adviser which is an affiliate of C.R.I. Inc., serve as the adviser to CRI Liquidating REIT, Inc.

          7.3 Applicable Period. The covenant set forth in Section 7.1 shall be binding until the last to occur of the following:

              (i) the twelfth (12th) month after the Executive ceases to be an employee of the Company;

             (ii) the twelfth (12th) month after the Executive ceases to be a member of the Parent's Board of Directors;

            (iii) the last date the Executive receives severance compensation as provided in Section 6; and

             (iv) the seventy-second (72nd) month following the Effective Time, unless the Executive's employment is terminated by the Company other than for Cause or pursuant to an Involuntary Resignation.

          7.4 The Executive agrees and understands that the remedy at law for any breach by him of the covenant set forth in Section 7.1 will be inadequate and that the damages that may arise from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company, the Parent, and any entity affiliates of the Parent, as the case may be, shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 7 shall be deemed to limit the remedies at law or in equity which may be pursued or availed of by the Company, the Parent, or any entity affiliate of the Parent, for any breach by the Executive of the covenant set forth in Section 7.1.

          7.5 The Executive has considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company, the Parent, and any entity affiliates of the Parent under this Section 7, and acknowledges and agrees that the same are reasonable with respect to time and scope; are designed to eliminate competition which otherwise would be unfair to the Company, the Parent, and entity affiliates of the Parent; do not stifle the inherent skill and experience of the Executive; would not operate as a bar to the Executive's sole means of support; are required to protect the legitimate interests of the Company, the Parent, and entity affiliates of the Parent; and do not confer a benefit upon the Company, the Parent or entity affiliates of the Parent disproportionate to the detriment to the Executive.

     8    MISCELLANEOUS.

          8.1 Agreement Null and Void. If the Merger Proposal is not consummated within the time provided in the Merger Agreement, this Agreement shall be null and void as though it had never been made, and neither party shall have any liability to the other.

          8.2 No Restrictions. The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would interfere with the performance of his duties hereunder.

          8.3 Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable nevertheless shall be binding and enforceable.

          8.4 Successors and Assigns; Benefits. The rights and obligations of the Company, the Parent, and entity affiliates of the Parent under this Agreement shall inure to the benefit of, and shall be binding on, the Company, the Parent, and entity affiliates of the Parent, and their respective successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. The benefits of the Executive's obligations to perform services shall run equally to the Parent and its entity affiliates as though they are parties to this Agreement.

          8.5 Dispute Resolution. Any controversy (excluding a disagreement covered by Section 4.2 (Permanent Disability)) or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Montgomery County, Maryland in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this
Section 8.5 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenant contained in Section 7 of this Agreement. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of its own experts and counsel's fees.

          8.6 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

          If mailed to the Company or the Board:

               CRIIMI MAE Management, Inc.
               11200 Rockville Pike
               Rockville, MD  20852
               Attention:   President
               Fax Number:  301-231-0399

          If to CRIIMI MAE Inc.:

               CRIIMI MAE Inc.
               11200 Rockville Pike
               Rockville, MD  20852
               Attention:   Chairman of the Board
               Fax Number:  301-231-0399

          If to the Executive:

               H. William Willoughby
               719 Springvale Road
               Great Falls, VA  22066

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

          8.7 No Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

          8.8 Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

          8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the federal and state courts sitting in Maryland; accordingly, subject to the provisions for arbitration provided in
Section 8.5, any justiciable matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Maryland.

          8.10 Tax Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

          8.11 Captions. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

          8.12 Singular, Plural and Gender. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

          8.13 Indemnification. The Executive shall have the full benefit of all indemnifications authorized by the Company's and the Parent's articles of incorporation and bylaws applicable to officers and directors.

          8.14 Deferred Compensation Agreement. The Executive's entitlement to certain deferred compensation will be provided pursuant to a separate Deferred Compensation Agreement dated as of the Effective Time between the Executive, the Parent, and a trust established by the Parent. Nothing contained in this Agreement nor the termination for any reason of the Executive's employment shall affect in any way the Executive's rights under such Deferred Compensation Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement, intending to be bound legally.

                              CRIIMI MAE Management, Inc.
                                a Maryland corporation


                         By:  /s/ William B. Dockser
                              ----------------------------
                              William B. Dockser
                              Chairman of the Board



                         By:  /s/ H. William Willoughby
                              -------------------------------
                              H. William Willoughby